Exhibit 99.1

FOR IMMEDIATE RELEASE
Forrester Research Reports Fourth-Quarter And Full-Year 2005 Financial Results
CAMBRIDGE, Mass., February 1, 2006 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its fourth-quarter and full-year 2005 financial results.
Fourth-Quarter Financial Performance
•	Total revenues increased 9 percent to $41.2 million, compared with $38.0 million for the fourth quarter of last year.

•	On a GAAP-reported basis, which reflects an effective tax rate of 37 percent, Forrester reported net income of $3.6 million or $0.16 per diluted share, compared with net income of $3.5 million, or $0.16 per diluted share, for the same period last year.

•	On a pro forma basis, net income was $4.8 million or $0.22 per diluted share, for the fourth quarter of 2005, which excludes amortization of $782,000 of acquisition-related intangible assets, non-cash stock-based compensation expense of $537,000, and net realized losses and impairments of non-marketable investments of $326,000 and reflects a pro forma effective tax rate of 35 percent. This compares with pro forma net income of $3.9 million, or $0.18 per diluted share, for the same period in 2004, which excludes amortization of $1.3 million of acquisition-related intangible assets, a reversal of reorganization costs of $355,000, and net marketable and non-marketable investment gains of $305,000, and reflects a pro forma effective tax rate of 35 percent.
Full-Year 2005 Financial Performance
•	Total revenues increased 11 percent to $153.2 million, compared with $138.5 million for 2004.

•	On a GAAP-reported basis, which reflects an effective tax rate of 41 percent, Forrester reported net income of $11.3 million, or $0.52 per diluted share for 2005, compared to net income of $4.1 million or $0.18 per diluted share for 2004.

•	On a pro forma basis, net income was $14.8 million or $0.68 per diluted share for 2005, which excludes amortization of $3.5 million of acquisition-related intangible assets, non-cash stock-based compensation expense of $1.6 million, net marketable and non-marketable investment gains and impairments of $1.7 million, and reflects a pro forma effective tax rate of 35 percent. This compares with pro forma net income of $12.8 million, or $0.57 per diluted share for the same period last year, which excludes amortization of $6.5 million of acquisition-related intangible assets, reorganization costs of $8.4 million primarily due to office space consolidations, and net marketable and non-marketable investment gains of $1.4 million, and reflects a pro forma effective tax rate of 35 percent.
A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.
“Forrester’s financial performance made important gains in 2005,” said George F. Colony, chairman of the board and chief executive officer. “Full-year revenues grew 11 percent, marking the first organic double-digit growth rate for the company since 2000. Cash flows from operations increased 33 percent to $23.9 million for 2005. Client and dollar retention rates remained high at 78 percent and 87 percent respectively.”
“During the past year, Forrester made progress on its goal to stabilize and increase sales of its core research product, WholeView 2™,” said Colony. “In addition, we posted healthy growth in other products including consulting, data, and Forrester Leadership Boards, formerly known as the Forrester Oval Program. In 2006, we will maintain our primary focus to drive sales of syndicated products, particularly WholeView 2.”
Forrester is providing first-quarter 2006 financial guidance as follows:
First-Quarter 2006 (GAAP):
GAAP financial guidance includes an estimate of $2.0 million to $3.0 million in non-cash stock-based compensation expense related to the adoption of SFAS 123R, Share-Based Payment, and its related estimated impact on the effective tax rate.
•	Total revenues of approximately $38.0 million to $40.0 million.

•	Operating margin of approximately 1 percent to 3 percent.

•	Other income of approximately $800,000.

•	An effective tax rate of 44 percent.

•	Diluted earnings per share of approximately $0.02 to $0.06.

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Forrester Fourth-Quarter Fiscal 2005 Results / Page 2

First-Quarter 2006 (Pro Forma):
Pro forma financial guidance for the first quarter of 2006 excludes amortization of acquisition-related intangible assets of approximately $700,000, non-cash stock-based compensation expense of approximately $2.0 million to $3.0 million, and does not include any estimate of gains or impairment charges related to non-marketable investments.
•	Pro forma operating margin of approximately 9 percent to 10 percent.

•	Pro forma effective tax rate of 37 percent.

•	Pro forma diluted earnings per share of approximately $0.12 to $0.14.
Forrester is providing full-year 2006 guidance as follows:
Full-Year 2006 (GAAP):
GAAP financial guidance includes an estimate of $8.0 million to $10.0 million in non-cash stock-based compensation expense related to the adoption of SFAS 123R, Share-Based Payment, and its related estimated impact on the effective tax rate. The Company continues to review the impact of SFAS 123R and intends to update guidance when more precise data is available.
•	Total revenues of approximately $175.0 million to $180.0 million.

•	Operating margin of approximately 7 percent to 9 percent.

•	Other income of approximately $3.2 million.

•	An effective tax rate of 44 percent.

•	Diluted earnings per share of approximately $0.46 to $0.54.
Full-Year 2006(Pro Forma):
Pro forma financial guidance for full-year 2006 excludes amortization of acquisition-related intangible assets of approximately $2.1 million, non-cash stock-based compensation expense of approximately $8.0 million to $10.0 million, and does not include any estimate of gains or impairment charges related to non-marketable investments.
•	Pro forma operating margin of approximately 14 percent to 15 percent.

•	Pro forma diluted earnings per share of approximately $0.80 to $0.86.

•	An effective tax rate of 37 percent.
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial and operating targets for the first quarter of and full-year 2006. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
The consolidated statements of income, consolidated balance sheets, and consolidated statements of cash flows are attached.

Kimberly Maxwell	Karyl Levinson
Director, Investor Relations	Director, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617/613-6234	+1 617/613-6262
kmaxwell@forrester.com	press@forrester.com
© 2006, Forrester Research, Inc. All rights reserved. Forrester and Forrester Oval Program are trademarks of Forrester Research, Inc.

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Forrester Fourth-Quarter Fiscal 2005 Results / Page 4

Forrester Research, Inc.
Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)

Revenues
Research services	$26,095	$24,768	$98,298	$94,347
Advisory services and other	15,081	13,182	54,931	44,132

Total revenues	41,176	37,950	153,229	138,479

Operating expenses
Cost of services and fulfillment	15,950	13,905	61,598	54,687
Selling and marketing	13,350	13,166	50,814	46,867
General and administrative	4,417	4,677	17,539	16,364
Depreciation	925	890	3,539	3,691
Amortization of intangible assets	782	1,349	3,527	6,461
Non-cash stock-based compensation expense	537	—	1,556	—
Reorganization costs	—	(355)	—	8,396

Total operating expenses	35,961	33,632	138,573	136,466

Income from operations	5,215	4,318	14,656	2,013

Other income, net	799	699	3,027	2,867
Realized (losses) gains on sales of securities and non-marketable investments	(162)	305	1,859	1,353
Impairments of non-marketable investments	(164)	—	(164)	—

Income before income taxes	5,688	5,322	19,378	6,233

Income tax provision	2,094	1,796	8,030	2,101

Net income	$3,594	$3,526	$11,348	$4,132

Diluted income per share	$0.16	$0.16	$0.52	$0.18

Diluted weighted average shares outstanding	21,912	22,040	21,883	22,442

Basic income per share	$0.17	$0.16	$0.53	$0.19

Basic weighted average shares outstanding	21,246	21,814	21,413	22,024

Pro forma data (1):
Income from operations	$5,215	$4,318	$14,656	$2,013
Amortization of intangible assets	782	1,349	3,527	6,461
Non-cash stock-based compensation	537	—	1,556	—
Reorganization costs	—	(355)	—	8,396

Pro forma income from operations	6,534	5,312	19,739	16,870

Other income, net	799	699	3,027	2,867

Pro forma income before income taxes	7,333	6,011	22,766	19,737

Pro forma income tax provision	2,567	2,104	7,968	6,908

Pro forma net income	$4,766	$3,907	$14,798	$12,829

Pro forma diluted earnings per share	$0.22	$0.18	$0.68	$0.57

Diluted weighted average shares outstanding	21,912	22,040	21,883	22,442

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Our pro forma presentation excludes amortization of intangibles, non-cash stock-based compensation, reorganization costs, and impairments of non-marketable securities and gains from sales of marketable securities as well as their related tax effects. This does not purport to be prepared in accordance with Generally Accepted Accounting Principles

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Forrester Fourth-Quarter Fiscal 2005 Results / Page 5

Forrester Research, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2004

Assets:
Cash and cash equivalents	$48,538	$37,328
Marketable securities	83,730	90,112
Accounts receivable, net	52,177	39,210
Deferred commissions	8,940	6,834
Prepaid expenses and other current assets	5,126	5,509

Total current assets	198,511	178,993
Property and equipment, net	5,771	6,410
Goodwill, net	53,034	52,875
Intangible assets, net	3,530	6,992
Deferred income taxes	36,941	42,860
Non-marketable investments and other assets	13,915	14,742

Total assets	$311,702	$302,872

Liabilities and stockholders’ equity:
Accounts payable	$1,716	$3,741
Accrued expenses	24,569	26,928
Deferred revenue	86,663	72,357

Total liabilities	112,948	103,026
Preferred stock	—	—
Common stock	254	247
Additional paid-in capital	192,206	180,310
Retained earnings	82,425	71,077
Treasury stock, at cost	(73,527)	(50,056)
Accumulated other comprehensive loss	(2,604)	(1,732)

Total stockholders’ equity	198,754	199,846

Total liabilities and stockholders’ equity	$311,702	$302,872

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Forrester Fourth-Quarter Fiscal 2005 Results / Page 6

Forrester Research, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31,
	2005	2004

Cash flows from operations:
Net income	$11,348	$4,132
Adjustments to reconcile net income to net cash provided by operating activities –
Depreciation	3,539	3,691
Amortization of intangible assets	3,527	6,461
(Gains) impairments of non-marketable investments	(206)	(281)
Realized gain on sale of securities	(1,489)	(1,072)
Tax benefit from stock options	1,375	411
Deferred income taxes	5,261	(158)
Non-cash stock-based compensation expense	1,556	—
Non-cash reorganization costs	—	1,844
Increase in provision for doubtful accounts	100	309
Accretion of premiums on marketable securities	1,080	924
Changes in assets and liabilities, net of acquisition –
Accounts receivable	(14,444)	1,283
Deferred commissions	(2,108)	(835)
Prepaid expenses and other current assets	117	1,763
Accounts payable	(2,057)	1,152
Accrued expenses	(400)	(3,850)
Deferred revenue	16,733	2,232

Net cash provided by operating activities	23,932	18,006

Cash flows from investing activities:
Purchases of property and equipment	(3,012)	(3,664)
Purchase of non-marketable investments	(700)	(3,613)
Proceeds from non-marketable investments	741	—
Decrease in other assets	995	1,081
Purchase of marketable securities	(260,362)	(161,344)
Proceeds from sales and maturities of marketable securities	264,626	176,509

Net cash provided by investing activities	2,288	8,969

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock option plans and employee stock purchase plan	8,963	5,279
Acquisition of treasury shares	(23,474)	(17,756)
Structured stock repurchase	—	54

Net cash used in financing activities	(14,511)	(12,423)

Effect of exchange rate changes on cash and cash equivalents	(499)	391

Net increase in cash and cash equivalents	11,210	14,943

Cash and cash equivalents, beginning of period	37,328	22,385

Cash and cash equivalents, end of period	$48,538	$37,328

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